Exhibit 99.1

Landsea Homes Reports First Quarter 2024 Results

First Quarter 2024 Highlights

•First quarter net new home orders of 612, a 23% year-over-year increase
•Total revenue of $294.0 million, driven by 505 home closings at an average price of $579,000
•Adjusted EBITDA of $17.0 million
•Book value per share of $17.92
•Repurchased approximately 534,000 shares of common stock for $6.4 million

Dallas, Texas – May 1, 2024 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the first quarter ended March 31, 2024. For the quarter, the Company reported pretax income of $0.7 million, and net income of $0.2 million, or $0.01 per share. Excluding one-time transaction costs of $1.7 million, net income was $1.9 million or $0.05 per share. Reported pretax income for the prior year period was $5.7 million with net income of $3.2 million, or $0.08 per share. Adjusted net income (a non-GAAP measure) was $2.0 million or $0.06 per share and adjusted gross margin of 19.4%. For the prior year period, adjusted net income was $7.1 million, or $0.18 per share and adjusted gross margin of 21.9%.

Management Commentary

“Landsea Homes delivered strong top-line growth in the first quarter of 2024, as home sales revenue increased 22% on a year-over-year basis”, said John Ho, Landsea Homes’ Chief Executive Officer. “New home deliveries came above the high end of our guidance range at 505, while average selling prices increased 14% year-over-year to $579,000. We also generated 612 net new orders during the quarter on a sales pace of 3.3 homes per community per month.”

Mr. Ho continued, “We have experienced solid demand trends so far this spring and look to carry this momentum into the summer and beyond. The lack of existing home inventory continues to be a tailwind for our industry, while economic growth and employment trends in our markets have bolstered demand. The recent rise in interest rates has created some challenges on the affordability front, but we have and will continue to address those issues through the use of interest rate buydowns and other financing incentives.”

Mr. Ho concluded, “We executed two capital markets transactions during the quarter that greatly improved the stability of our balance sheet. The first was another successful equity offering from our largest shareholder, which took their stake below 50% and removed the Controlled Company designation for Landsea Homes as per Nasdaq listing standards. The second transaction was our placement in April of $300 million in senior notes due in 2029 at an interest rate of 8 7/8ths, which allowed us to pay down a portion of the outstanding borrowings under our revolving credit facility and provides us with longer term, fixed rate capital to pursue our growth initiatives. Given the progress we made from both an operational and financial standpoint this quarter, I am confident in our ability to achieve our goals for 2024 and beyond.”

Operating Results

Total revenue was $294.0 million in the first quarter, up 22% compared to the first quarter of 2023, primarily driven by a 7% increase in homes closed and a 14% increase in average sales price.

New homes delivered increased 7% to 505 homes at an average sales price of $579,000, a 14% increase, compared to 472 homes delivered at an average sales price of $510,000 in the first quarter of 2023.

Net new home orders were up 23% to 612 homes with a dollar value of $341.3 million, an average sales price of $558,000 and a monthly absorption rate of 3.3 sales per active community. This compares to 498 homes with a dollar value of $282.5 million, an average sales price of $567,000 and a monthly absorption rate of 2.8 sales per active community in the prior year period. As a percentage of gross orders, cancellations equaled 10% as compared to 16% a year ago.

Total homes in backlog were 624 homes with a dollar value of $384.3 million and an average sales price of $616,000 at March 31, 2024. This compares to 696 homes with a dollar value of $422.9 million and an average sales price of $608,000 at March 31, 2023.

Total lots owned or controlled at March 31, 2024, were 10,351 compared to 11,435 at March 31, 2023. We continue to pursue an asset-light strategy, controlling 59% of our lots at the end of the first quarter of 2024 and 41% were owned.

Home sales gross margin was 14.9% compared to 18.1% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was 19.4% compared to 21.9% in the prior year period. The decrease was primarily attributed to the increase in sales discounts and incentives.

Net income attributable to Landsea Homes was $0.2 million compared to $3.2 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $2.0 million compared to $7.1 million in the prior year period. Net income per share on a fully diluted basis was $0.01 compared to $0.08 in the first quarter of 2023. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis was $0.06 compared to $0.18 in the first quarter of 2023.

Adjusted EBITDA (a non-GAAP measure) was $17.0 million compared to $16.2 million in the prior year period.

Balance Sheet

As of March 31, 2024, the Company had total liquidity of $364.1 million consisting of cash and cash equivalents as well as cash held in escrow of $140.0 million and $224.1 million in availability under the

Company’s $675.0 million unsecured revolving credit facility. Total debt was $585.2 million compared to $543.8 million at December 31, 2023.

Landsea Homes’ ratio of debt to capital was 46.4% at March 31, 2024, and the Company’s net debt to total capital (a non-GAAP measure) was 35.3% at March 31, 2024.

Second Quarter 2024 Outlook

•New home deliveries anticipated to be in the range of 600 to 650
•Delivery ASPs expected to be in the range of $525,000 to $530,000
•Home sales gross margin to be between 15% and 16%

Full Year 2024 Outlook

•New home deliveries anticipated to be in the range of 2,500 to 2,900
•Delivery ASPs expected to be in the range of $500,000 to $525,000
•Home sales gross margin to be between 17% and 18%

Conference Call

The Company will hold a conference call today at 9:00 a.m. Central Time (10:00 a.m. Eastern time) to discuss its first quarter 2024 results.

•Toll-free dial-in number: 1-877-704-4453
•International dial-in number: 1-201-389-0920

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on May 1, 2024.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 13745940

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Colorado, Florida, Texas and throughout California in Silicon Valley, Los Angeles, and Orange County. Landsea Homes was honored as the Green Home Builder 2023

Builder of the Year, after being named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to the future financial performance of Landsea Homes; changes in the market for Landsea Homes’ products and services; and other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;
•our ability to develop communities successfully and in a timely manner;
•changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;
•our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;
•the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;
•our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;
•our reliance on third-party skilled labor, suppliers and long supply chains;
•the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and
•the other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Stock Repurchase

Purchases of common stock pursuant to this authority may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company is not obligated to repurchase any specific number or amount of shares of common stock, and it may modify, suspend or discontinue the program at any time. The Company will determine the timing and amount of repurchase in its discretion based on a variety of factors, such as the market price of the Company’s common stock, corporate requirements, general market economic conditions and legal requirements.

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Investor Relations Contact:
Drew Mackintosh, CFA
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	March 31, 2024	December 31, 2023
	(dollars in thousands)
Assets
Cash and cash equivalents	$121,492	$119,555
Cash held in escrow	18,460	49,091
Real estate inventories	1,196,506	1,121,726
Due from affiliates	4,462	4,348
Goodwill	68,639	68,639
Other assets	133,818	107,873
Total assets	$1,543,377	$1,471,232

Liabilities
Accounts payable	$88,707	$77,969
Accrued expenses and other liabilities	192,115	160,256
Due to affiliates	881	881
Line of credit facility, net	348,237	307,631
Senior notes, net	236,913	236,143
Total liabilities	866,853	782,880

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,525,731 issued and 36,129,736 outstanding as of March 31, 2024, 41,382,453 issued and 36,520,894 outstanding as of December 31, 2023	4	4
Additional paid-in capital	459,521	465,290
Retained earnings	187,774	187,584
Total stockholders’ equity	647,299	652,878
Noncontrolling interests	29,225	35,474
Total equity	676,524	688,352
Total liabilities and equity	$1,543,377	$1,471,232

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended March 31,
	2024	2023
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$292,592	$240,625
Lot sales and other	1,449	1,115
Total revenues	294,041	241,740

Cost of sales
Home sales	248,897	197,054
Lot sales and other	1,683	713
Total cost of sales	250,580	197,767

Gross margin
Home sales	43,695	43,571
Lot sales and other	(234)	402
Total gross margin	43,461	43,973

Sales and marketing expenses	18,488	16,408
General and administrative expenses	26,082	22,780
Total operating expenses	44,570	39,188

(Loss) income from operations	(1,109)	4,785

Other income, net	1,813	955
Pretax income	704	5,740

(Benefit) provision for income taxes	(30)	1,617

Net income	734	4,123
Net income attributable to noncontrolling interests	544	905
Net income attributable to Landsea Homes Corporation	$190	$3,218

Income per share:
Basic	$0.01	$0.08
Diluted	$0.01	$0.08

Weighted average common shares outstanding:
Basic	36,279,679	39,997,699
Diluted	36,798,722	40,116,873

Home Deliveries and Home Sales Revenue

	Three Months Ended March 31,
	2024			2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	183	$78,741	$430	170	$72,534	$427	8%	9%	1%
California	146	131,894	903	85	67,258	791	72%	96%	14%
Colorado	17	8,854	521	—	—	N/A	N/A	N/A	N/A
Florida	157	72,355	461	212	94,990	448	(26)%	(24)%	3%
Metro New York	—	—	N/A	1	1,649	1,649	N/A	N/A	N/A
Texas	2	748	374	4	4,194	1,049	(50)%	(82)%	(64)%
Total	505	$292,592	$579	472	$240,625	$510	7%	22%	14%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended March 31,
	2024				2023				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	233	$103,515	$444	3.6	152	$62,745	$413	3.2	53%	65%	8%	13%
California	107	108,325	1,012	3.7	164	136,227	831	4.7	(35)%	(20)%	22%	(21)%
Colorado	23	10,871	473	3.8	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Florida	236	109,533	464	2.7	178	79,338	446	2.0	33%	38%	4%	35%
Metro New York	1	4,312	N/A	N/A	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Texas	12	4,695	391	13.3	4	4,194	1,049	1.3	200%	12%	(63)%	923%
Total	612	$341,251	$558	3.3	498	$282,504	$567	2.8	23%	21%	(2)%	18%
Average Selling Communities

	Three Months Ended March 31,
	2024	2023	% Change
Arizona	21.3	16.0	33%
California	9.7	11.7	(17)%
Colorado	2.0	—	N/A
Florida	29.3	30.0	(2)%
Metro New York	—	—	—%
Texas	0.3	1.0	(70)%
Total	62.6	58.7	7%

Backlog

	March 31, 2024			March 31, 2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	146	$66,207	$453	87	$40,197	$462	68%	65%	(2)%
California	122	134,601	1,103	158	147,415	933	(23)%	(9)%	18%
Colorado	20	9,557	478	—	—	N/A	N/A	N/A	N/A
Florida	325	165,662	510	451	235,245	522	(28)%	(30)%	(2)%
Metro New York	1	4,312	4,312	—	—	N/A	N/A	N/A	N/A
Texas	10	3,947	395	—	—	N/A	N/A	N/A	N/A
Total	624	$384,286	$616	696	$422,857	$608	(10)%	(9)%	1%
Lots Owned or Controlled

	March 31, 2024			March 31, 2023
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	1,505	1,462	2,967	2,118	1,491	3,609	(18)%
California	569	1,200	1,769	504	1,679	2,183	(19)%
Colorado	168	125	293	—	—	—	N/A
Florida	1,800	1,770	3,570	2,376	2,098	4,474	(20)%
Metro New York	2	—	2	2	—	2	—%
Texas	202	1,548	1,750	—	1,167	1,167	50%
Total	4,246	6,105	10,351	5,000	6,435	11,435	(9)%
Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended March 31,
	2024	%	2023	%
	(dollars in thousands)
Home sales revenue	$292,592	100.0%	$240,625	100.0%
Cost of home sales	248,897	85.1%	197,054	81.9%
Home sales gross margin	43,695	14.9%	43,571	18.1%
Add: Interest in cost of home sales	10,557	3.6%	4,542	1.9%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	54,252	18.5%	48,113	20.0%
Add: Purchase price accounting for acquired inventory	2,456	0.8%	4,485	1.9%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$56,708	19.4%	$52,598	21.9%
EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the three months ended March 31, 2024 and 2023. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) write-off of deferred offering costs, and (ix) abandoned projects costs. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended March 31,
	2024	2023
	(dollars in thousands)
Net income	$734	$4,123
(Benefit) provision for income taxes	(30)	1,617
Interest in cost of sales	10,570	4,553
Depreciation and amortization expense	1,320	1,418
EBITDA	12,594	11,711
Purchase price accounting in cost of home sales	2,456	4,485
Transaction costs	1,728	15
Abandoned project costs	256	—
Adjusted EBITDA	$17,034	$16,211
Adjusted Net Income

Adjusted Net Income attributable to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income attributable to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, loss (gain) on debt extinguishment or forgiveness, and inventory impairment, and tax-effected using a blended statutory tax rate. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended March 31,
	2024	2023
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$190	$3,218

Pre-Merger capitalized related party interest included in cost of sales	29	718
Purchase price accounting for acquired inventory	2,456	4,485
Total adjustments	2,485	5,203
Tax-effected adjustments (1)	1,843	3,839

Adjusted net income attributable to Landsea Homes Corporation	$2,033	$7,057

Earnings per share
Basic	$0.01	$0.08
Diluted	$0.01	$0.08

Adjusted earnings per share
Basic	$0.06	$0.18
Diluted	$0.06	$0.18

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	36,279,679	39,997,699
Weighted average common shares outstanding used in EPS - diluted	36,798,722	40,116,873
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.
Net Debt to Total Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).
The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash and cash equivalents as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.
See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	March 31, 2024	December 31, 2023
	(dollars in thousands)
Total notes and other debts payable, net	$585,150	$543,774
Total equity	676,524	688,352
Total capital	$1,261,674	$1,232,126
Ratio of debt to capital	46.4%	44.1%

Total notes and other debts payable, net	$585,150	$543,774
Less: cash and cash equivalents	121,492	119,555
Less: cash held in escrow	18,460	49,091
Net debt	445,198	375,128

Total capital	$1,261,674	$1,232,126
Ratio of net debt to total capital	35.3%	30.4%